Sierra Monitor Corporation Announces Financial Results
for the First Quarter Ended March 31, 2009

First Quarter 2009 Sales Increased 4% in Challenging Business Climate

Milpitas, California – May 7, 2009 – Sierra Monitor Corporation (OTC: SRMC.OB), a Cleantech focused company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the first quarter ended March 31, 2009.

Financial Highlights

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Achieved first quarter sales of $3.3 million, an increase of 4.2% year-over-year

•

Generated income from operations of $6,772  for the first quarter of 2009

•

Reported first quarter net income of $4,063

•

Recorded fifteenth consecutive quarter of profitability

Business Highlights

•

Received Factory Mutual (FM) compliance certification for both performance and hazardous location operation for a new Hydrogen Sulfide (H2S) Gas Detector series

•

Commissioned new FieldServer bridge and gas detection systems that protect both the newly opened New York Mets Citi Field and the New York Yankees minor league ball park against landfill gas risks

•

Began shipments of flame detectors to a solar panel tool manufacturer

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Shipped major gas detection system to Saudi Arabia for protection of a power plant

•

Completed shipment of a significant order of Open Path Hydrogen Sulfide detection systems for use in a petrochemical facility in Colombia

First Quarter 2009 Financial Results

Total sales for the quarter ended March 31, 2009 were $3,270,056, an increase of 4.2% from the $3,136,798 reported for the same period of 2008.

Sierra Monitor posted GAAP net income of $4,063, or $0.00 per share (basic and diluted), for the quarter ended March 31, 2009, compared to GAAP net income of $63,818, or $0.01 per share (basic and diluted) for the same period of 2008.

Sierra Monitor posted non-GAAP net income of $100,551, or $0.01 per share (basic and diluted), for the quarter ended March 31, 2009, compared to non-GAAP net income of $155,618, or $0.01 per share (basic and diluted) for the same period of 2008.

“The Sierra Monitor team has risen to the challenge of the current economic conditions to deliver record sales” said Gordon Arnold, Chairman and Chief Executive Officer.  “Changes in product mix and increased sales discounts have put pressure on margins and our fixed expenses have been impacted by Sarbanes Oxley compliance costs and other administrative expenses.   As a result of these factors our net income has weakened compared to the prior year results.  Our balance sheet and business fundamentals remain strong as we face the continued difficult business environment” he said.

Cash Position

Sierra Monitor had $1,188,156 in cash and no debt at March 31, 2009.  Receivables at March 31, 2009 were $2,090,868.  The Company’s Days Sales Outstanding in Accounts Receivable (DSO’s) was 60 days.

About Sierra Monitor Corporation

Sierra Monitor Corporation is a Cleantech focused company that designs, manufactures and sells electronic safety and environmental instrumentation.  The company’s hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.  The company’s unique protocol translator products enable communication between disparate electronic systems overcoming protocol language barriers.  By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving systems.

The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection.  With almost 30 years experience, Sierra Monitor products can be found in more than 16,000 installations worldwide.

The Company’s vision is to capitalize on the expanding worldwide demand for Cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

(925) 548 3516

steve_polcyn@earthlink.net

Table A

Sierra Monitor Corporation

Condensed Statements of Operations

(Unaudited)

	For the three months ended
	March 31, 2009	March 31, 2008
Net sales	$3,270,056	$3,136,798
Cost of goods sold	1,419,469	1,209,091
Gross profit	1,850,587	1,927,707
Operating expenses
Research and development	480,502	525,805
Selling and marketing	861,021	815,356
General and administrative	502,292	457,039
	1,843,815	1,798,200
Income from operations	6,772	129,507
Income taxes	2,709	65,689
Net income	$4,063	$63,818
Net income available to common shareholders per common share: Basic	$0.00	$0.01
Diluted	$0.00	$0.01
Weighted-average number of shares used in per share computations:
Basic	11,428,212	11,115,192
Diluted	11,774,366	11,674,421

TABLE B
SIERRA MONITOR CORPORATION
Balance Sheet

Assets	March 31,	December 31,
	2009	2008
	(unaudited)	(1)
Current assets:
Cash	$1,188,156	$1,338,647
Trade receivables, less allowance for doubtful accounts of
approximately $88,000 and $89,000 in 2009 and 2008
respectively	2,090,868	1,661,846
Inventories, net	1,954,848	1,968,006
Prepaid expenses	176,392	189,389
Prepaid income taxes	50,189	48,295
Deferred income taxes	299,421	299,421
Total current assets	5,759,874	5,505,604

Property and equipment, net	340,064	380,987
Other assets	176,510	185,015

Total assets	$6,276,448	$6,071,606

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$618,248	$521,823
Accrued compensation expenses	468,013	385,306
Income taxes payable	9,905	6,272
Other current liabilities	90,744	98,332
Total current liabilities	1,186,910	1,011,733

Deferred tax liability	42,498	42,498

Total liabilities	1,229,408	1,054,231

Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 11,428,212 shares issued and outstanding at March 31, 2009 and December 31, 2008	11,428	11,428
Additional paid-in capital	3,511,566	3,485,964
Retained earnings	1,524,046	1,519,983
Total shareholders’ equity	5,047,040	5,017,375

Total liabilities and shareholders’ equity	$6,276,448	$6,071,606

(1) Derived from December 31, 2008 audited financial statements.

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated May 7, 2009 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Share-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
Sierra Monitor Corporation
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)

	March 31,
	2009	2008

GAAP Net Income	$4,063	$$63,818
Depreciation and amortization	76,386	60,972
Provision for bad debt expense	2,500	3,000
Provision for inventory losses	(8,000)	-
Stock based compensation expense	25,602	27,828
Total adjustments to GAAP net income	96,488	91,800
Non-GAAP Net income	$100,551	$155,618
Non-GAAP Net income per share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01
Weighted-average number of shares used in per share computations:
Basic	11,428,212	11,115,192
Diluted	11,774,366	11,674,421